UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2022

VERACYTE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36156	20-5455398
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

6000 Shoreline Court, Suite 300, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 243-6300
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value, $0.001 per share	VCYT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2022, Veracyte, Inc. (the “Company”) announced the appointment of Jonathan Wygant, 51, as its Vice President and Chief Accounting Officer.

Prior to joining the Company, Mr. Wygant served as corporate controller at Biosplice Therapeutics, Inc., a biopharmaceutical company, from October 2020 to February 2022. In addition, Mr. Wygant served as the Chief Accounting Officer, Vice President & Corporate Controller of Cibus Global LLC, an agricultural biotechnology company, from May 2018 until its acquisition by FBN Canada in October 2020. Mr. Wygant also served as Corporate Controller and Chief Accounting Officer of Alere, Inc., a diagnostic company, from January 2016 until its sale to Abbott in October 2017, and in various leadership roles including Senior Vice President, Controller and Chief Accounting Officer at CareFusion Corporation, a medical technology company, from April 2003 to December 2015. His prior experience also includes senior finance roles at Cardinal Health and Alaris Medical Systems, as well as a senior auditor position with PricewaterhouseCoopers LLP. He holds an undergraduate degree in accounting from the University of San Diego.

In connection with Mr. Wygant’s appointment, the Compensation Committee of the Board of Directors (the “Board”) of the Company approved the Company’s entry into an offer letter (the “Offer Letter”) with Mr. Wygant, which includes the following terms: (i) an initial annual base salary of $350,000 per year (the “Base Salary”), (ii) an annual discretionary bonus of up to 35% of the Base Salary, (iii) an option to purchase 24,000 shares of the Company’s common stock (“Common Stock”) vesting as to 1/4th of such shares on the one-year anniversary of the date of grant, and then in equal monthly installments over the following 36 months, so long as Mr. Wygant continues to provides services to the Company through such vesting dates and (iv) a restricted stock unit (the “RSU Award”) representing the opportunity to receive an aggregate of 12,000 shares of Common Stock, with the shares underlying the RSU Award vesting as to 1/4th of such shares on March 2, 2023, and then in equal quarterly installments over the following 12 quarters, so long as Mr. Wygant continues to provides services to the Company through such vesting dates.

The Company will also enter into an indemnification agreement with Mr. Wygant on the form previously approved by the Board and entered into with the Company’s other executive officers, which was filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission on October 7, 2013 (File No. 333-191282).

There is no arrangement or understanding between Mr. Wygant and any other person pursuant to which he was selected as an officer of the Company, and there are no family relationships between Mr. Wygant and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Wygant has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

In addition, effective February 22, 2022, Beverly Jane Alley, the Company’s Vice President and Chief Accounting Officer, was appointed the Company’s Vice President, Accounting. Ms. Alley will continue to act as the Company’s “Principal Accounting Officer” pursuant to Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended, until March 1, 2022, at which time Mr. Wygant will assume such role.

In connection with such transition, on February 19, 2022, the Company and Ms. Alley agreed, and on February 21, 2022, entered into a letter agreement (the “Letter Agreement”) providing that Ms. Alley’s service as Vice President, Accounting would continue through June 30, 2022, at which time, in exchange for a standard release of claims, she would depart from the Company and receive three months’ salary and continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

The foregoing summaries of the Offer Letter and the Letter Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the Offer Letter and the Letter Agreement, respectively, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	February 22, 2022

VERACYTE, INC.

		By:	/s/ Rebecca Chambers
		Name:	Rebecca Chambers
		Title:	Chief Financial Officer
(Principal Financial Officer)